Exhibit 10.1.2

Federal Agricultural Mortgage Corporation
2008 Omnibus Incentive Plan

Effective June 5, 2008

As Approved by the Board of Directors
April 3, 2008

As Approved by the Stockholders
June 5, 2008

Federal Agricultural Mortgage Corporation
2008 Omnibus Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1          Establishment. Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Federal Agricultural Mortgage Corporation 2008 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2          Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or Directors of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3          Duration of this Plan. No Awards may be granted under the Plan after the date that is ten (10) years after the Effective Date. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of: (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2. Definitions

Except as otherwise provided in an applicable Award Agreement, the following capitalized terms shall have the meanings set forth below for purposes of the Plan and any Award.

2.1	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.2
“Award” means a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee annual incentive awards, Cash-Based Awards, or Other Stock-Based Awards (or any combination thereof), in each case subject to the terms of this Plan.

2.3
“Award Agreement” means a written agreement (including in electronic form) setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof.

2.4	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.5	“Cash-Based Award” means an Award, settled in cash, granted pursuant to Article 10.

2.6	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance thereunder.

2.7
“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. The Committee shall consist solely of two (2) or more Directors, each of whom shall qualify as (i) a “nonemployee director” as defined in Rule 16b-3 promulgated under the Exchange Act and (ii) an “outside director” for purposes of Code Section 162(m). If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.8	“Company” means Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States, and any successor thereto as provided in Article 19 herein.

2.9
“Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of the Performance Period, or (b) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.10	“Director” means any individual who is a member of the Board of Directors of the Company.

2.11	“Effective Date” has the meaning set forth in Section 1.1.

2.12
“Employee” means any individual designated as an employee of the Company or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or a Subsidiary as an independent contractor, a consultant, a nonemployee Director or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or a Subsidiary, without regard to whether such individual is subsequently determined to have been or is subsequently retroactively reclassified as a common-law employee of the Company or any Subsidiary during such period.

2.13	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

2.14
“Fair Market Value” or “FMV” means, as of any date, the value of a Share that is based on the closing price of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. For purposes of any Nonqualified Stock Option or Stock Appreciation Right that is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(5), FMV shall not be less than the fair market value of a Share determined in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv).

2.15	“Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the delivery of Shares.

2.16	“Grant Price” means the FMV at the time of grant of an SAR pursuant to Article 7, used to determine the amount of any payment due to the Participant upon exercise of the SAR.

2.17
“Incentive Stock Option” or “ISO” means an Option granted to an Employee to purchase Shares pursuant to Article 6, which Option is designated as an Incentive Stock Option intended to satisfy the requirements of Code Section 422, or any successor provision thereto.

2.18	“Nonemployee Director” means a Director who is not an Employee.

2.19
“Nonemployee Director Award” means any NQSO, SAR, or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board may establish in accordance with this Plan.

2.20
“Nonqualified Stock Option” or “NQSO” means an Option granted to an Employee to purchase Shares pursuant to Article 6, which Option is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.21	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.22	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.24	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.25
“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.26
“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.27
“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of exercisability, vesting, distribution, and/or payment with respect to an Award.

2.28
“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.29
“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in United States dollars, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.30
“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture for purposes of Code Section 83 (based on the performance of services, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.31	“Plan” means this Federal Agricultural Mortgage Corporation 2008 Omnibus Incentive Plan, as amended from time to time.

2.32	“Plan Year” means the calendar year.

2.33	“Prior Plan” means the Company’s 1997 Incentive Plan, as amended and restated.

2.34	“Restricted Stock” means an Award of Shares granted or sold to a Participant pursuant to Article 8.

2.35	“Restricted Stock Unit” means a right, granted to a Participant pursuant to Article 8, to receive on a future date Shares or an amount in cash equal to the FMV of such Shares.

2.36	“Share” means a share of Class C Non-Voting common stock of the Company, $1.00 par value per share.

2.37
“Stock Appreciation Right” or “SAR” means a right, granted to a Participant pursuant to Article 7, to receive upon exercise of such right, in cash or Shares (or a combination thereof), an amount equal to the increase in the FMV of a number of Shares over the Grant Price.

2.38
“Subsidiary” means any corporation or other entity in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3. Administration

3.1          General. The Committee shall be responsible for administering this Plan, subject to the provisions of this Plan. The Committee may engage attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final, binding and conclusive upon the Participants, the Company, and all other interested parties.

3.2          Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards, and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any provision of the Plan or any Award Agreement, and, subject to Article 17, adopting modifications and amendments to this Plan or any Award Agreement.

3.3          Delegation. To the extent permitted by applicable law, regulation or rule, the Board or the Committee may designate one or more officers of the Company, Employees, or agents to assist with administration of the Plan and may grant authority to one or more officers of the Company to execute Award Agreements or other documents on behalf of the Company. Any authority granted to an officer of the Company, Employee, or agent by the Board or the Committee pursuant to this Section 3.3 shall be subject to such restrictions and limitations as the Board or the Committee may specify from time to time, and the Board or the Committee may at any time rescind the authority so delegated or appoint one or more other officers of the Company, Employees, or agents to assist with administration of the Plan. An officer of the Company, Employee, or agent appointed under this Section 3.3 to assist with the administration of the Plan shall serve in such capacity at the pleasure of the Board or the Committee.

3.4          Nonemployee Director Awards. The Board shall be responsible for administering this Plan with respect to Awards to Nonemployee Directors, subject to the provisions of this Plan. With respect to the administration of the Plan as it relates to Awards granted to Nonemployee Directors, references in this Plan to the “Committee” shall refer to the Board.

Article 4. Shares Subject to This Plan and Maximum Awards

4.1          Number of Shares Available for Awards.

(a)	Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for delivery to Participants and approved by shareholders under this Plan (the “Share Authorization”) shall be:

(i)	One million five hundred thousand (1,500,000) Shares, plus

(ii)
Any Shares subject to outstanding awards under the Company’s Prior Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares) up to an aggregate maximum of one million (1,000,000) Shares.

(b)	The maximum number of Shares of the Share Authorization that may be delivered pursuant to ISOs under this Plan shall be one million five hundred thousand (1,500,000) Shares.

4.2          Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually delivered. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the delivery of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the delivery of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares delivered, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. The Shares available for delivery under this Plan may be authorized and unissued Shares or treasury Shares.

4.3          Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be 300,000.

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be 300,000.

(c)
Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be 150,000.

(d)
Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be 150,000 Shares, or equal to the value of 150,000 Shares determined as of the date of vesting or payout, as applicable.

(e)
Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the value of $2,000,000 dollars determined as of the date of vesting or payout, as applicable.

(f)	Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be 150,000.

4.4          Adjustments in Authorized Shares. In the event of any corporate event or transaction, including, but not limited to, a change in the Shares or the capitalization of the Company, a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan and outstanding Awards, shall substitute or adjust, as applicable, the number and kind of Shares (or cash) that may be delivered under this Plan or under particular forms of Awards, the number and kind of Shares (or cash) subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and the terms and conditions of outstanding Awards. Notwithstanding anything herein to the contrary, the Committee may not take any such action described in this Section 4.4 that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Code Section 409A, or cause an Award that is subject to the requirements of Code Section 409A to fail to comply with such requirements.

The Committee shall also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive and binding on the Company and its Subsidiaries, and all Participants and other parties having any interest in an Award under this Plan.

Subject to the provisions of Article 17 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits, or grant of substitute Awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 409A, 422, and 424, and other applicable law, rules or regulations.

Article 5. Eligibility and Participation

5.1          Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

5.2          Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1          Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or its Subsidiaries (as permitted under Code Sections 422 and 424). However, an Employee who is employed by a Subsidiary and is subject to Code Section 409A may only be granted Options to the extent the Shares corresponding to the Options qualify as “service recipient stock” for purposes of Code Section 409A.

6.2          Option Award Agreement. Each Option Award shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3          Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

6.4          Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5          Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6          Payment. Subject to the provisions of the applicable Award Agreement, Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the delivery of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate fair market value at the time of exercise equal to the Option Price; (c) by a cashless (broker-assisted) exercise; (d) by withholding Shares otherwise deliverable in connection with the exercise of the Option; (e) by any other method approved or accepted by the Committee in its sole discretion; or (f) by a combination of any of the foregoing, subject to such terms and conditions as the Committee, in its discretion, may impose.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all cash payments shall be made in United States dollars.

6.7          Restrictions. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal and state laws, blackout periods or under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded.

6.8          Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement, need not be uniform among all Options granted pursuant to this Article 6, and may reflect distinctions based on the reason for termination.

Except as provided in the Award Agreement and as provided below, if a Participant ceases for any reason to be employed by the Company or its Subsidiaries (unless such termination of employment was for “Cause”), the Participant may, at any time within ninety (90) days after the effective date of such termination of employment, exercise his or her Options to the extent that he or she would be entitled to exercise them on such date, but in no event shall any Option be exercisable more than ten (10) years from the date it was granted; provided, however, that the Committee shall have the discretion to determine whether Options not yet exercisable at the date of termination of employment shall become immediately exercisable for ninety (90) days thereafter. The Committee shall determine, subject to applicable law, whether a leave of absence shall constitute a termination of service.

If a Participant ceases to be employed by the Company or its Subsidiaries for “Cause,” the Participant’s unexercised Options shall terminate immediately. For purposes of this Section 6.8, “Cause” shall be defined as in the employment agreement, if any, between the Company or its Subsidiaries and such Participant, or, if there is no employment agreement, shall mean: (a) the willful failure of the Participant substantially to perform his or her duties, other than any such failure resulting from incapacity due to physical or mental illness, or (b) the willful engagement by the Participant in activities contrary to the best interests of the Company.

Unless otherwise provided in the Award Agreement, if a Participant dies while employed by the Company or its Subsidiaries, or within ninety (90) days after having retired with the consent of the Company or its Subsidiaries, the Shares which the Participant was entitled to exercise on the date of the Participant’s death under an Option or Options granted under the Plan may be exercised at any time after the Participant’s death by the Participant’s beneficiary; provided, however, that no Option may be exercised after the earlier of: (a) one (1) year after the Participant’s death, or (b) the expiration date specified for the particular Option in the Award Agreement; and provided, further, that any unvested Option or Options shall immediately vest upon the death of a Participant while employed by the Company or its Subsidiaries and may be exercised as provided in this Section 6.8.

Unless otherwise provided in the Award Agreement, if a Participant terminates employment by reason of Disability (as defined below), any unexercised Option held by the Participant shall, if unvested, immediately vest and shall expire one (1) year after the Participant has a termination of employment because of such “Disability” and such Option may only be exercised by the Participant or his or her beneficiary to the extent that the Option was exercisable on the date of termination of employment because of such “Disability;” provided, however, no Option may be exercised after the expiration date specified for the particular Option in the Award Agreement. “Disability” shall mean: (a) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Participant and the Company or  Subsidiary, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Plan or any Award Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (b) in all other cases, the term “Disability” as used in this Plan or any Award Agreement shall mean a condition that (in the opinion of an independent medical consultant) has rendered the Participant mentally or physically incapable of performing the services required to be performed by the Participant and has resulted in the termination of the directorship or employment relationship, as the case may be.

6.9          Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.10       No Other Feature of Deferral. No Option granted pursuant to this Plan shall provide for any feature for the deferral of compensation subject to Code Section 409A, unless such deferral complies with the requirements of Code Section 409A.

6.11       Right of First Refusal. The Committee may, in its discretion, include in any Award Agreement relating to an Option granted under the Plan a condition that the Participant shall agree to grant the Company a Right of First Refusal, which, if so included, shall have the following terms and conditions:

(a)
The Participant shall give the Company written notice (the “Offer Notice”) of the Participant’s intention to sell any Shares acquired (or to be acquired) upon exercise of an Option (the “Offered Shares”). The Company shall have three (3) business days (the “Exercise Period”) following receipt of the Offer Notice to determine whether to exercise its Right of First Refusal, which may be exercised either as to all or as to none of the Offered Shares. By the end of the Exercise Period, the Company shall have given written notice to the Participant of its election to exercise (the “Acceptance Notice”) or not to exercise (the “Rejection Notice”) its Right of First Refusal. The Participant shall tender the Offered Shares to the Company within ten (10) business days after receipt of an Acceptance Notice. Upon receipt of a Rejection Notice, the Participant may sell the Offered Shares free and clear of such Right of First Refusal.

(b)	The price to be paid by the Company for the Offered Shares shall be the Fair Market Value of the Company’s Shares.

Article 7. Stock Appreciation Rights

7.1          Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by a Subsidiary and is subject to Code Section 409A may only be granted SARs to the extent the Shares corresponding to the SARs qualify as “service recipient stock” for purposes of Code Section 409A.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and in determining the terms and conditions pertaining to such SARs which are not inconsistent with the terms of this Plan.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

7.2          SAR Award Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

7.3          Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.4          Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5          Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6          Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement, need not be uniform among all SARs granted pursuant to this Plan, and may reflect distinctions based on the reason for termination.

Except as provided in the Award Agreement and as provided below, if a Participant ceases for any reason to be employed by the Company or its Subsidiaries (unless such termination of employment was for “Cause”), the Participant may, at any time within ninety (90) days after the effective date of such termination of employment, exercise his or her SARs to the extent that he or she would be entitled to exercise them on such date, but in no event shall any SAR be exercisable more than ten (10) years from the date it was granted; provided, however, that the Committee shall have the discretion to determine whether SARs not yet exercisable at the date of termination of employment shall become immediately exercisable for ninety (90) days thereafter. The Committee shall determine, subject to applicable law, whether a leave of absence shall constitute a termination of service.

If a Participant ceases to be employed by the Company or its Subsidiaries for “Cause,” the Participant’s unexercised SARs shall terminate immediately. For purposes of this Section 7.6, “Cause” shall be defined as in the employment agreement, if any, between the Company or its Subsidiaries and such Participant, or, if there is no employment agreement, shall mean: (a) the willful failure of the Participant substantially to perform his or her duties, other than any such failure resulting from incapacity due to physical or mental illness, or (b) the willful engagement by the Participant in activities contrary to the best interests of the Company.

Unless otherwise provided in the Award Agreement, if a Participant dies while employed by the Company or its Subsidiaries, or within ninety (90) days after having retired with the consent of the Company or its Subsidiaries, the Shares which the Participant was entitled to exercise on the date of the Participant’s death under an SAR or SARs granted under the Plan may be exercised at any time after the Participant’s death by the Participant’s beneficiary; provided, however, that no SAR may be exercised after the earlier of: (a) one (1) year after the Participant’s death, or (b) the expiration date specified for the particular SAR in the Award Agreement; and provided, further, that any unvested SAR or SARs shall immediately vest upon the death of a Participant while employed by the Company or its Subsidiaries and may be exercised as provided in this Section 7.6.

Unless otherwise provided in the Award Agreement, if a Participant terminates employment by reason of Disability (as defined below), any unexercised SAR held by the Participant shall, if unvested, immediately vest and shall expire one (1) year after the Participant has a termination of employment because of such “Disability” and such SAR may only be exercised by the Participant or his or her beneficiary to the extent that the SAR was exercisable on the date of termination of employment because of such “Disability;” provided, however, no SAR may be exercised after the expiration date specified for the particular SAR in the Award Agreement. “Disability” shall mean: (a) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Participant and the Company or  Subsidiary, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Plan or any Award Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (b) in all other cases, the term “Disability” as used in this Plan or any Award Agreement shall mean a condition that (in the opinion of an independent medical consultant) has rendered the Participant mentally or physically incapable of performing the services required to be performed by the Participant and has resulted in the termination of the directorship or employment relationship, as the case may be.

7.7          Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time, restrictions under applicable federal and state laws, blackout periods or under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded.

7.8          No Other Feature of Deferral. No SAR granted pursuant to this Plan shall provide for any feature for the deferral of compensation subject to Code Section 409A unless such deferral complies with the requirements of Code Section 409A.

Article 8. Restricted Stock and Restricted Stock Units

8.1          Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.

8.2          Restricted Stock and Restricted Stock Unit Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

8.3          Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, service-based restrictions on vesting following the attainment of the performance goals, service-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock subject to each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.4          Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Federal Agricultural Mortgage Corporation 2008 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Federal Agricultural Mortgage Corporation.

8.5          Voting Rights. Shares corresponding to Awards under this Plan have no voting rights.

8.6          Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units delivered pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7          Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.8          No Other Feature of Deferral. No Restricted Stock Unit granted pursuant to this Plan shall provide for any feature for the deferral of compensation subject to Code Section 409A unless such deferral complies with the requirements of Code Section 409A.

Article 9. Performance Units/Performance Shares

9.1          Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2          Performance Unit and Performance Share Award Agreement. Each Performance Unit and/or Performance Share Award shall be evidenced by an Award Agreement that shall specify the number of Performance Units and/or Performance Shares granted, the performance goals, and the applicable Performance Period, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

9.3          Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee, in its discretion, shall set performance goals for each Performance Period which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out or distributed to the Participant.

9.4          Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout of the value and/or distribution of the number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.5          Form and Timing of Distribution or Payment of Performance Units/Performance Shares. Distribution of Shares or payment of the value earned pursuant to Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, unless the terms of the Award require payment at some later date. Any Shares delivered pursuant to Performance Share Awards may be subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.6          Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares granted pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1        Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2        Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3        Cash-Based and Other Stock-Based Award Agreements. Each Cash-Based and/or Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or the number of Shares granted, the performance goals and the Performance Period, if applicable, the time and form of payment or distribution, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

10.4        Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or formula for calculating the payment amount, as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.5        Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.6        Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive payment or distribution under any Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Transferability of Awards

11.1        Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2        Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards other than ISOs shall be transferable to and exercisable by such transferees, and subject to such terms and conditions as the Committee may deem appropriate.

Article 12. Performance Measures

12.1        Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)
Net earnings or net income (before or after taxes, the impact of changes in the fair value of derivatives, stock plan expenses, yield maintenance and/or loan losses) or any other measure that uses all or part of such components;

(b)	Earnings per share;
(c)	Revenues or mission volume or growth therein;
(d)	Net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Gross or operating margins;
(i)	Productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total shareholder return);
(k)	Expense targets;
(l)	Margins;
(m)	Operating efficiency
(n)	Market share;
(o)	Customer satisfaction;
(p)	Working capital targets;
(q)	Delinquency rate;
(r)	Net charge-offs; and
(s)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be used to measure the performance of the Company and/or Subsidiary as a whole or any business unit of the Company and/or Subsidiary, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2        Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3        Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.

12.4       Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Nonemployee Director Awards

Nonemployee Directors may only be granted Nonemployee Director Awards under the Plan in accordance with this Article 13. From time to time, the Board shall set the amount(s) and type(s) of equity awards that shall be granted to all Nonemployee Directors on a periodic basis pursuant to the Plan. The Board shall grant such Nonemployee Director Awards to Nonemployee Directors as it shall from time to time determine.

Article 14. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee when the decision to grant the Award is made, unless the Award is not deferred compensation for purposes of Code Section 409A.

Article 15. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 16. Rights of Participants

16.1       Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company or its Subsidiaries at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or its Subsidiaries and, accordingly, subject to Articles 3 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or its Subsidiaries.

16.2       Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3        Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder or beneficial owner of such Shares.

Article 17. Amendment, Modification, Suspension, and Termination

17.1        Amendment, Modification, Suspension, and Termination. Subject to Section 17.3, the Board or the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs granted under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, nor will any outstanding Options having an Option Price or SARs having a Grant Price less than the current FMV be canceled in exchange for cash or other Awards, and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, stock exchange rule or otherwise.

17.2       Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

17.3       Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 17.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

17.4       Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board or the Committee may unilaterally amend the Plan or an Award Agreement in accordance with the following:

(a)
The Board or the Committee may amend the Plan or an Award Agreement to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.4 to any Award granted under the Plan without further consideration or action.

(b)
The Board or the Committee may amend the Plan or an Award Agreement to: (i) exempt the Award from the requirements of Code Section 409A or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code.

Article 18. Withholding

18.1       Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, required by law or regulation to be withheld with respect to any taxable event relating to an Award.

18.2       Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 19. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 20. General Provisions

20.1       Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.

20.2        Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

20.3       Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

20.4       Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.5       Requirements of Law. The granting of Awards and the delivery of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.6       Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares granted pursuant to this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental body that the Company determines to be necessary or advisable.

20.7       Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful delivery or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to deliver or sell such Shares as to which such requisite authority shall not have been obtained.

20.8       Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

20.9       Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its Subsidiaries and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

20.10     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.11     Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

20.12     Code Section 409A. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, if any provision of this Plan or any Award Agreement contravenes any regulations or guidance promulgated under Code Section 409A or could cause any Award to be subject to additional taxes, accelerated taxation, interest or penalties under Code Section 409A, the Company may, in its sole discretion and without the Participant’s consent, modify this Plan or any Award Agreement: (i) to comply with, or avoid being subject to, Code Section 409A, or to avoid the imposition of any taxes, accelerated taxation, interest or penalties under Code Section 409A, and (ii) to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A. This section does not create an obligation on the part of the Company to modify this Plan or any Award Agreement and does not guarantee that the Awards will not be subject to interest or penalties under Code Section 409A.

20.13     Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable.

20.14     No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

20.15     Governing Law, Exclusive Jurisdiction, and Venue. The Plan and each Award Agreement shall be governed by federal law, to the extent federal law incorporates state law, that law shall be the laws of the District of Columbia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal courts in the District of Columbia, to resolve any and all issues that may arise out of or relate to this Plan or any Award Agreement.

20.16     Indemnification. Subject to requirements of federal law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

-END-